Exhibit 5.1
[Letterhead of Thompson Coburn LLP]
August 20, 2007
Zoltek Companies, Inc.
3101 McKelvey Road
St. Louis, Missouri 63044
Re: Zoltek Companies, Inc.
REGISTRATION STATEMENT ON FORM S-3 (REGISTRATION NO. 333-134254)
Ladies and Gentlemen:
     We have acted as legal counsel to Zoltek Companies, Inc., a Missouri corporation (the “Company”), and certain shareholders of the Company, in connection with the Registration Statement on Form S-3 (collectively, the “Registration Statement”), filed on June 22, 2007, as amended by Pre-Effective Amendment No. 1 thereto filed on August 6, 2007, by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the issuance and sale from time to time by the Company and certain shareholders named therein (“Selling Shareholders”) of the Company’s securities, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act, including 3,615,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”), issued by the Company on August 20, 2007 (the “Company Offered Common Stock”) and 385,000 shares of Common Stock sold on August 20, 2007 by the Selling Shareholders (the “Shareholder Offered Common Stock” and together with the Company Offered Common Stock, the “Offered Common Stock”). The Offered Common Stock was sold pursuant to a Purchase Agreement, dated August 20, 2007 (the “Underwriting Agreement”), among the Company, the Selling Shareholders and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several Underwriters named on Schedule A thereto. The Underwriting Agreement also provides for the issuance and sale by the Company of up to 600,000 shares of Common Stock which may be sold pursuant to an overallotment option granted by the Company to the Underwriters (the “Option Stock”).
     This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
(i)	the Registration Statement relating to the Offered Common Stock;

(ii)	the Restated Articles of Incorporation of the Company, as amended to the date hereof and as certified by the Secretary of State of the State of Missouri (the “Articles of Incorporation”);

(iii)	The Bylaws of the Company, as currently in effect and as certified by the Secretary of the Company (the “Bylaws”);

(iv)	resolutions (the “Resolutions”) adopted by the Board of Directors of the Company (the “Board of Directors”) relating to the registration of the Securities, offering and sale of the Offered Common Stock and related matters;

(v)	a specimen certificate evidencing the Offered Common Stock; and

(vi)	the Underwriting Agreement.

     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company, certificates of the Selling Shareholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, the Selling Shareholders and others and of public officials. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company and the Selling Shareholders, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and, as to parties other than the Company and the Selling Shareholders, the validity and binding effect thereof on such parties. In addition, we have also assumed that the sale or issuance of the Offered Common Stock will not, violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or any of the Selling Shareholders is subject, (ii) any law, rule or regulation to which the Company or any of the Selling Shareholders is subject, (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority.
     Our opinion set forth below is limited to the laws of the State of Missouri. We do not express any opinion with respect to the law of any jurisdiction other than the State of Missouri or as to the effect of any such law on the opinions herein stated. The securities of the Company may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.
     Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that (1) the shares of Offered Common Stock have been duly authorized and validly issued and are fully paid and nonassessable; and (2) the shares of Option Stock, when issued and sold in accordance with the overallotment option set forth in the Underwriting Agreement, will have been duly authorized and validly issued and will be fully paid and nonassessable.
     We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.
Very truly yours,
/s/ Thompson Coburn LLP